POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that the undersigned (the “Grantor”) has made, constituted and appointed, and by these presents does make, constitute and appoint each of Gary W. Garson, Glenn P. Zarin, Kenneth J. Zinghini, W. Douglas Field and Jamie L. Buskill (each, an “Attorney”), acting singly, the true and lawful agent and attorney-in-fact, with full power of substitution and resubstitution, of the Grantor, for and in Grantor’s name, place and stead, in any and all capacities, to do all or any of the following acts, matters and things:

1.
To sign on behalf of the Grantor statements on Form 3, Form 4 and Form 5 and amendments thereto (together, “Section 16 Reports”) filed pursuant to Section 16(a) under the Securities Exchange Act of 1934, as amended.

2.	To do all such other acts and things as, in such Attorney’s discretion, he deems appropriate or desirable for the purpose of filing such Section 16 Reports.

The Grantor hereby ratifies and confirms all that said agents and attorneys-in-fact or any substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall remain in effect until such time as the Grantor is no longer required to file Section 16 Reports or, if sooner, until revoked by the Grantor.

IN WITNESS WHEREOF, the Grantor has executed this Power of Attorney as of the 2nd day of November, 2005.

/s/ Jamie L. Buskill
(signature)

Jamie L. Buskill
(name - please print)